Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
ANNOUNCES SUSPENSION OF TRADING AND DELISTING OF PREFERRED SECURITIES FROM
THE NASDAQ STOCK MARKET
MAYAGUEZ, Puerto Rico, April 29, 2008 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, announced today that The Nasdaq Stock Market will suspend trading in the Company’s Series B, C, D, E, F, G and H preferred securities effective as of the opening of business on Wednesday, April 30, 2008 and will move to delist the Company’s preferred securities thereafter.
This action by The Nasdaq Stock Market relates to the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007. The Company was not able to timely file its periodic reports because it has not completed its previously announced restatement of the financial statements of the Company for the year ended December 31, 2006 and for the quarters ended September 30, 2006 and March 31, 2007 for the correction of an error to recognize the impact of adjustments resulting from the Inyx, Inc. loan impairment over such periods. The Company is currently working expeditiously to conclude the restatement. At this time, the Company is not able to predict when it will complete the restatement and file its periodic reports.
The Company anticipates that its Series B, C, D, E, F, G and H preferred securities will be quoted on the Pink Sheet Electronic Quotation Service automatically and immediately after The Nasdaq Stock Market suspends trading.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.